EXHIBIT 21

List of Subsidiaries


North Valley Bank

Bank Processing, Inc.

North Valley Trading Company

North Valley Capital Trust I (unconsolidated)

North Valley Capital Trust II (unconsolidated)

North Valley Capital Trust III (unconsolidated)

North Valley Capital Statutory Trust IV (unconsolidated)